Exhibit 2.2

AOL Inc.

Privileged and Confidential

March 4, 2011

TheHuffingtonPost.com, Inc.

560 Broadway, Suite 401

New York, NY 10112

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated February 6, 2011, by and between AOL Inc. (“Parent”), Headline Acquisition Corporation, TheHuffingtonPost.com, Inc. (the “Company”) and Shareholder Representative Services LLC. Capitalized terms used, and not otherwise defined, herein shall have the meaning as set forth in the Merger Agreement.

The Company acknowledges and agrees that Parent’s submission to the EDGAR filing system operated by the SEC prior to the Effective Time of a registration statement on Form S-8 with respect to the shares of Parent common stock subject to the AOL Stock Options will satisfy Parent’s obligation under Section 2.9(b)(ii)(B) of the Merger Agreement to file such a registration statement that is effective as of the Effective Time.

The Company acknowledges and agrees that it has accrued, as of the Closing, a Current Liability in the amount $142,307 in respect of the employment of Jennifer Carroll, which amount shall be reflected in the Working Capital and the Calculation Amount.

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Very truly yours,

AOL Inc.

By:	/s/ Michael J. Smith
Name: Michael J. Smith
Title: SVP, Corporate Development

Accepted and agreed:

TheHuffingtonPost.com, Inc.

By:	/s/ Eric Ashman
Name: Eric Ashman
Title: CFO

[Signature Page for S-8 Side Letter]